UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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CyberSource Corporation
_____________________________________________________________________________________________________________________
(Name of Registrant As Specified In Its Charter)

Not Applicable
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CyberSource Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2002

To the Stockholders of CyberSource Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of CyberSource Corporation, a Delaware corporation (the “Company”), will be held at the Company’s headquarters, 1295 Charleston Road, Mountain View, California 94043, on Thursday, May 9, 2002, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors of the Company to serve until the 2003 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2002.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

The Board of Directors has fixed the close of business on March 18, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instruction. You may submit your proxy (1) over the internet, or (2) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By	Order of the Board of Directors,

Ric	hard Scudellari
Secretary

Mountain View, California
April 12, 2002

CYBERSOURCE CORPORATION
1295 Charleston Road
Mountain View, California 94043

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders of CyberSource Corporation, a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors (the “Board”) of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is to be held on Thursday, May 9, 2002, at 10:00 a.m., local time, at the Company’s headquarters, 1295 Charleston Road, Mountain View, California 94043. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of the Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company has retained MacKenzie Partners Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $5,000, plus customary out-of-pocket expenses and service fees. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on March 18, 2002 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 32,951,251 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 16,475,626 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal and will have no effect on the result of the vote.

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company’s 2003 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between January 23, 2003 and February 22, 2003. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company not later than December 9, 2002 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors is currently set at seven. Seven directors will be elected at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the seven nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders. Directors will be elected by a plurality of votes cast.

Certain information about the director nominees is furnished below.

William S. McKiernan founded CyberSource and has been the Company’s Chief Executive Officer and Chairman of the Board of Directors since the Company’s inception in December of 1997. In 1994, Mr. McKiernan co-founded Beyond.com Corporation, an on-line reseller of computer software, and was its Chairman and Chief Executive Officer from its inception until 1998. He currently serves as a member of the Board of Directors of Beyond.com Corporation. From 1992 to 1994, Mr. McKiernan was employed by McAfee Associates, Inc. (now known as Network Associates), a developer of computer security software, where he served as President and Chief Operating Officer during its initial public offering in October 1992. Prior to joining McAfee Associates in 1992, Mr. McKiernan was Vice President of Princeton Venture Research, Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan also held management positions with IBM/ROLM, a telecommunications company, and Price Waterhouse. Mr. McKiernan holds a B.S. from Boston College and an M.B.A. from the Harvard Business School.

Ken Harris has been a director of the Company since August 2001. Since September 1999, Mr. Harris has served as Senior Vice President and Chief Information Officer of Gap, Inc., a clothing retailer. From April 1998 to August 1999, he served as Senior Vice President and Chief Information Officer of Nike, Inc., a designer and marketer of authentic athletic footwear, apparel, equipment and accessories for sports and fitness activities. From September 1988 to April 1998, Mr. Harris was Senior Vice President and Chief Information Officer of Pepsico, Inc., a snack food, soft drink and juice business. Mr. Harris holds a B.A. and M.S. in Accounting from State University of New York. In addition, Mr. Harris holds an M.S. in Information Technology from Colorado State University.

Scott Loftesness has been a director of the Company since August 2001. Since December 2001, Mr. Loftesness has been a partner with Glenbrook Partners, LLC, which provides consultancy services for companies in the financial services and security domains. From June 2000 to December 2001, Mr. Loftesness was a private consultant. From September 1998 to June 2000, he served as Interim Chief Executive Officer of Digicash, Inc., a former internet E-currency system company. From June 1994 to August 1998, he was Group Executive of First Data Merchant Services, an electronic payment solutions provider and a subsidiary of First Data Corp.

John J. McDonnell, Jr. has been a director of the Company since September 2000. Mr. McDonnell previously served as Chief Executive Officer of PaylinX Corporation (“PaylinX”) from January 2000, and as a director of PaylinX from February 1999, both until the Company’s acquisition of PaylinX in September 2000. He served as President, Chief Executive Officer and a director of Transaction Network Services, Inc., a telecommunications company which provides network services for the financial industry, from its founding in 1990 until its acquisition by PSINet Inc. in 1999. From 1987 to 1989, Mr. McDonnell served as President and Chief Executive Officer of Digital Radio Networks, Inc., a local access bypass carrier for point-of-sale transactions. Mr. McDonnell was one of the founding members of the Electronics Funds Transfer Association and serves on its board of directors. Mr. McDonnell is also a director of Intelidata Technologies, Inc., an electronic commerce company. Mr. McDonnell holds a BEE from Manhattan College and an MEE from Rensselaer Polytechnic University.

Steven P. Novak has been a director of the Company since the Company’s inception in December 1997. Mr. Novak has been the Managing Member of Palladio Capital, LLC since December 2001. From January 1998 to December 2001, Mr. Novak was a Managing Director at C.E. Unterberg, Towbin. From February 1993 to January 1998, Mr. Novak served as co-founder, President, and Chief Investment Officer of C.E. Unterberg, Towbin Advisors, a registered investment advisor. Mr. Novak also serves as a director of several privately-held companies. Mr. Novak’s prior affiliations include, among others, Forstmann Leff Associates, a fund manager, Sanford C. Bernstein & Company, Inc., an independent investment counselor, and Harris Bankcorp, a multibank holding company. Mr. Novak holds a B.S. from Purdue University and an M.B.A. from the Harvard Business School.

Richard Scudellari has been a director of Company since the Company’s inception in December 1997. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. From 1990 to January 1999, Mr. Scudellari was a partner at Jackson Tufts Cole & Black, LLP, a law firm. Mr. Scudellari holds a B.S. and J.D. from Boston College.

Kenneth R. Thornton has been a director of the Company since April 2001. Mr. Thornton was General Manager of International Business Machine Corporation’s Worldwide Public Sector business from 1997 until his retirement in March 2001, where his responsibilities included the Government Healthcare and Education industries, and previously served as General Manager of IBM’s Government unit. Prior to that, he was Vice President and General Manager of marketing and service operations for IBM in the mid-Atlantic states. Mr. Thornton has been Chairman of the board of directors of Sideware Systems, Inc., a provider of online collaboration and e-learning solutions, since June 2001. Mr. Thornton holds a B.S. in Business Administration from Barton College and holds certificates of study from the Harvard Business School, University of California at Berkeley School of Business and IBM’s International Executive Program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Meetings and Committees of the Board of Directors

During 2001, the Board met seven times. No director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Although there are no formal procedures for stockholders to recommend nominations, the Nominating Committee will consider stockholder recommendations. Such recommendations should be addressed to the Company’s Secretary, at the Company’s principal executive offices.

The Audit Committee held four meetings in 2001. The current members of the Audit Committee are Messrs. Harris, McDonnell, Novak, Scudellari and Thornton. The Audit Committee recommends engagement of the Company’s independent auditors and is primarily responsible for approving the services performed by the Company’s independent auditors and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The members of the Audit Committee are “independent” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Company’s Board of Directors has adopted a written charter for the Audit Committee.

The Compensation Committee held one meeting in 2001. The current members of the Compensation Committee are Messrs. Loftesness (who joined the Compensation Committee in August 2001), McDonnell, Novak, Scudellari and Thornton (who joined the Compensation Committee in April 2001). The Compensation Committee’s functions are to establish and apply the Company’s compensation policies with respect to its executive officers and certain other employees. In addition, the Compensation Committee administers the Company’s incentive compensation and benefit plans.

The Nominating Committee was formed in February 2001. The current members of the Nominating Committee are Messrs. McDonnell, Novak and Scudellari. Throughout the year the Nominating Committee monitors the size and composition of the Company’s Board of Directors. Prior to the Company’s annual meeting of stockholders, the Nominating Committee, pursuant to guidelines designed to highlight the necessary qualifications, assists the existing Board in selecting the candidates that will be presented to the Company’s stockholders for election to serve the Company until the next annual meeting.

Director Compensation

The Company does not pay directors cash compensation for their services as directors or members of committees of the Board of Directors. The Company does reimburse them for their reasonable expenses incurred in attending meetings of the Board of Directors. In addition, each new non-employee director receives an option to purchase 25,000 shares of the Company’s Common Stock upon joining the Board of Directors. Commencing January 1, 2003, each incumbent non-employee director will be granted an option to purchase an additional 10,000 shares of the Company’s Common Stock thereafter annually on January 1. All options are immediately exercisable upon grant and the shares issued upon exercise remain subject to a right of repurchase as determined under the 1999 Option Plan. In fiscal year 2001, Messrs. McDonnell, Novak and Scudellari each received an option to purchase 5,000 shares on each of January 1, 2001 and February 6, 2001 at an exercise price of $2.375 per share and $3.8125 per share, respectively. In addition, upon their appointment to the Company’s Board Messrs. Harris and Loftesness each received an option to purchase 25,000 shares at an exercise price of $1.15 per share on August 28, 2001 and Mr. Thornton received an option to purchase 25,000 shares on April 16, 2001 at an exercise price of $1.39 per share.

Compensation Committee, Insider Participation and Interlocks

None of the members of the Company’s Compensation Committee is an executive officer or employee of the Company. Mr. McKiernan also serves as a member of the Board of Directors of Beyond.com Corporation. Other than with respect to Beyond.com Corporation, no interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

PROPOSAL NO. 2

RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 2002 and recommends that the stockholders ratify such selection. The Audit Committee considered whether Ernst & Young LLP’s provision of any professional services other than its audit of the Company’s annual financial statements and quarterly financial statements is compatible with maintaining the auditors’ independence. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for 2002. Ratification and approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees.    Ernst & Young LLP billed the Company an aggregate of $199,500 for professional services rendered for the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year.

All Other Fees.    Ernst & Young billed the Company an aggregate of $122,000 for other professional services rendered during the most recent fiscal year, which included $30,500 of audit-related fees and $91,500 of tax fees. Ernst & Young did not provide any services or bill any fees related to financial information systems design and implementation during 2001.

Leased Employees.    For the most recent fiscal year, none of the hours expended on Ernst & Young LLP’s audit of the Company’s financial statements for the most recent fiscal year were attributed to work performed by persons other than such firm’s full-time permanent employees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF
ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2002.

MANAGEMENT

Officers, Directors and Key Employees

The officers, key employees and directors of the Company, their ages and their positions as of March 18, 2002, are as follows:

Name	Age	Position(s)
Executive Officers
William S. McKiernan	45	Chairman of the Board of Directors and Chief Executive Officer
David D. Daetz	37	Senior Vice President of Corporate Business Development, Marketing, and Product Management
Robert J. Ford	52	Chief Technology Officer, Senior Vice President of Product Development
Michael Hall	47	Vice President Worldwide Sales and Professional Services
Steven D. Pellizzer	32	Vice President, Finance
Gregory W. Madsen	39	Senior Vice President of Corporate Strategy and Culture

Key Employees
Steven W. Klebe	47	Vice President of Strategic Alliances
Patricia A. Martin	41	Vice President of Customer Support
Brian S. Reed	48	Vice President of Operations
Tracy L. Wilk	44	Vice President of Product Management

Directors
Ken Harris(1)	52	Director
Scott Loftesness(2)	54	Director
John J. McDonnell, Jr.(1)(2)(3)	64	Director
Steven P. Novak(1)(2)(3)	54	Director
Kenneth R. Thornton(1)(2)	60	Director
Richard Scudellari(1)(2)(3)	45	Director and Secretary

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee

William S. McKiernan founded CyberSource and has been the Company’s Chief Executive Officer and Chairman of its Board of Directors since the Company’s inception in December of 1997. In 1994, Mr. McKiernan co-founded Beyond.com Corporation, an on-line reseller of computer software, and was its Chairman and Chief Executive Officer from its inception until 1998. He currently serves as a member of the Board of Directors of Beyond.com Corporation. From 1992 to 1994, Mr. McKiernan was employed by McAfee Associates, Inc. (now known as Network Associates), a developer of computer security software, where he served as President and Chief Operating Officer during its initial public offering in October 1992. Prior to joining McAfee Associates in 1992, Mr. McKiernan was Vice President of Princeton Venture Research, Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan also held management positions with IBM/ROLM, a telecommunications company, and Price Waterhouse. Mr. McKiernan holds a B.S. from Boston College and an M.B.A. from the Harvard Business School.

David D. Daetz joined the Company in June 1999 and has served as the Company’s Senior Vice President of Corporate Business Development, Marketing, and Product Management since April 2001. From January to March 2001, he was Senior Vice President of Corporate Business Development, and from June 1999 to December 2000 he served as the Company’s Vice President of Corporate Business Development—Worldwide. From 1997 to June 1999, Mr. Daetz was Senior Director of Corporate Business Development at Symantec Corporation, a software developer. From 1989 to 1997, Mr. Daetz held management positions in business development, product marketing and marketing at Apple Computer, Inc. Mr. Daetz holds a B.S. in Industrial Engineering/Engineering Management and a B.A. in International Relations from Stanford University and an M.B.A. from San Jose State University.

Robert J. Ford joined the Company in June 1999. In January 2002, he was named the Company’s Chief Technology Officer in addition to his title as Senior Vice President of Product Development, a position which he has held since October 2000. Prior to October 2000, he served as the Company’s Vice President of Engineering. From 1997 to 1999, Mr. Ford was Vice President of Engineering for Extensity, Inc., a vendor of web-based e-business applications. From 1995 to 1997, Mr. Ford served as Vice President of Engineering for Intrinsa Corporation, a developer of defect detection software. From 1992 to 1995, Mr. Ford was Vice President of Engineering for Objectivity, Inc., a developer of database management systems. Mr. Ford was employed by Boole & Babbage, Inc., a vendor of systems management software, from 1980 to 1992, where he was Vice President of Engineering from 1981 to 1986, Vice President of Advanced Technology from 1986 until 1989, and Vice President of Systems from 1989 to 1992. Mr. Ford received a B.S. from Witwatersrand College for Advanced Technical Education in South Africa.

Michael Hall joined the Company in July 2001 as the Company’s Vice President Worldwide Sales and Professional Services. Before joining CyberSource, Mr. Hall was Vice President, Hosted Services Sales of Mercury Interactive Corporation, a provider of enterprise testing and performance management solutions, from October 1999 to July 2001. From June 1999 to October 1999, he was Vice President Sales and Marketing at Agentics, Inc., a developer of internet e-commerce solutions. From June 1998 to June 1999, Mr. Hall was Director of Sales at Iona Technologies PLC, an e-business platform provider for web services integration. From June 1993 to June 1998, he was Director of Sales at Legato Systems, a developer of client/server software. Mr. Hall received a B.S.E.E. from the University of London (Southbank).

Gregory W. Madsen joined the Company in January 2000 and has served as the Company’s Senior Vice President Corporate Strategy and Culture since January 2001, prior to which he served as the Company’s Vice President Corporate Strategy and Culture. Before joining the Company, Mr. Madsen was a Principal at Catalyst Consulting Team from 1995 to 1999, where he partnered with high tech firms on the development and implementation of their strategic plans. From 1989 to 1995, Mr. Madsen was a Senior Associate at Interaction Associates, a change management and workplace learning solutions firm where his work focused on Change Management and on building more collaborative organizations. From 1987 to 1989, Mr. Madsen was a Principal at Ontara Corporation, a high tech project management firm. Mr. Madsen received his B.A. in Organizational Behavior from Brigham Young University.

Steven D. Pellizzer joined the Company in February 1999 and has served as the Company’s Vice President, Finance since January 2002, prior to which he served as the Company’s Corporate Controller and Assistant Controller. Before joining the Company, Mr. Pellizzer was a Manager at PricewaterhouseCoopers LLP, an accounting firm, from 1996 to 1999. Mr. Pellizzer received a B.S. in Commerce from Santa Clara University.

Steven W. Klebe joined the Company in April 1997 and has served as the Company’s Vice President of Strategic Alliances since January 2001. From January 1999 to January 2001, he served as the Company’s Vice President of Payment Industry Alliances. Prior to January 1999, Mr. Klebe was the Company’s Vice President of Business Development and also held a number of sales and marketing positions with the Company. From 1994 to 1997, Mr. Klebe was Vice President of Sales for CyberCash, a provider of Internet payment services. From 1985 to 1994, Mr. Klebe was employed by VeriFone Corporation, an electronic payment system provider. Mr. Klebe received a B.S. in Marketing from Northeastern University.

Patricia A. Martin joined the Company in October 1998 and has served as the Company’s Vice President of Customer Support since January 2001. Prior to January 2001, Ms. Martin served as Senior Director of Information Technology. From July 1997 to September 1998, Ms. Martin was Senior Manager of Business Applications at Acuson Corporation. Ms. Martin also held various management positions during her career at Silicon Graphics, Inc. from 1987 to 1997. Ms. Martin received a B.S. in Information Technology from Santa Clara University.

Brian S. Reed joined the Company in June 2000 and has served as the Company’s Vice President of Operations since January 2002, prior to which he served as Senior Director of Program Management and IT Operations. From 1994 to 2000, Mr. Reed held numerous positions of senior technical management responsibility with Silicon Graphics, Inc., a computer software and hardware manufacturer. During 1985 to 1993, Mr. Reed held management roles with the Pacific Stock Exchange, most recently as Vice President of Data Center Operations. Prior to 1985, Mr. Reed held technical management positions with Triology Systems and Automatic Data Processing, Inc.

Tracy L. Wilk joined the Company in April 1999 and has served as the Company’s Vice President of Product Management—Payment since April 2001. Prior to April 2001, Mr. Wilk served as the Company’s Vice President of Product Management. From 1992 to 1999, Mr. Wilk was Vice President of Strategic Alliances and Investments at Visa International. Prior to joining Visa, Mr. Wilk held a number of management positions at large financial services companies including First Data Corporation, Bank of America and Providian. Mr. Wilk received a B.A. in Economics and an M.B.A. both from the University of California, Berkeley.

Executive Compensation

The following table sets forth information concerning compensation of the Company’s Chief Executive Officer and the four other most highly compensated executive officers serving as executive officers on December 31, 2001 whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 2001 (collectively, the Company’s “Named Executive Officers”).

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation			Securities Underlying
Name and Principal Position in 2001	Year	Salary	Bonus	Options
William S. McKiernan	2001	$297,917	$37,500	—
Chairman and Chief Executive Officer	2000	260,417	99,881	—
	1999	177,587	20,833	—
Gregory W. Madsen(1)	2001	222,083	21,875	75,000
Senior Vice President of Corporate Strategy and Culture	2000	170,312	19,628	260,000
	1999	—	—	—
Robert J. Ford	2001	213,749	16,875	75,000
Chief Technology Officer, Senior Vice President	2000	175,000	48,079	105,000
of Product Development	1999	87,500	25,563	150,000
David D. Daetz	2001	210,000	15,625	50,000
Senior Vice President of Corporate Business Development,	2000	182,083	51,619	65,000
Marketing, and Product Management	1999	79,038	15,000	125,000
James R. Buckley(2)	2001	145,961	9,375	200,000
Vice President, Finance and	2000	—	—	—
Chief Financial Officer	1999	—	—	—

(1)	Mr. Madsen joined the Company in January 2000.

(2)	Mr. Buckley joined the Company in May 2001 and his employment with the Company terminated in January 2002.

Option Grants In Fiscal Year 2001

The following table sets forth information for each of the Company’s Named Executive Officers concerning stock options granted to them during the fiscal year ended December 31, 2001.

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees(2)	Exercise Price Per Share	Expiration Date(3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%	10%
William S. McKiernan	—	—	—	—	—	—
Gregory W. Madsen	75,000	3.45%	$1.125	04/09/2011	$57,339	$141,281
Robert J. Ford	75,000	3.45%	$1.125	04/09/2011	57,339	141,281
David D. Daetz	50,000	2.30%	$1.125	04/09/2011	38,226	94,187
James R. Buckley	200,000	9.20%	$2.500	05/03/2011	259,065	708,684

(1)	Each of the above options was granted pursuant to the Company’s 1999 Stock Option Plan or the Company’s 1999 Nonqualified Stock Option Plan.

(2)	In fiscal 2001, the Company granted options to employees to purchase an aggregate of 2,173,500 shares.

(3)	Options may terminate before their expiration dates if the optionee’s status as an employee or consultant is terminated or upon the optionee’s death or disability.

(4)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the Company’s future Common Stock prices.

Aggregate Option Exercises In Last Fiscal Year and Year-End Option Values

The following table sets forth information concerning exercises of stock options during the fiscal year ended December 31, 2001 by each of the Company’s Named Executive Officers and the number and value of unexercised options held by each of the Company’s Named Executive Officers on December 31, 2001.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In- the-Money Options at December 31, 2001 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William S. McKiernan	—	—	—	—	—	—
Gregory W. Madsen	—	—	15,625	59,375	$9,922	$37,703
Robert J. Ford	—	—	15,625	59,375	9,922	37,703
David D. Daetz	—	—	10,416	39,584	6,614	25,136
James R. Buckley	—	—	—	—	—	—

(1)	The value of unexercised “in-the-money” options represents the difference between the exercise price of stock options and $1.76, the closing sales price of the Common Stock on December 31, 2001.

CERTAIN RELATED PARTY TRANSACTIONS
Relationship with Beyond.com Corporation

In December 1997, the Company was spun-off from Beyond.com Corporation into a new Delaware corporation, now called CyberSource Corporation. In connection with the spin-off, Beyond.com Corporation issued the Company’s capital stock to Beyond.com Corporation stockholders such that, following consummation of the spin-off, each of Beyond.com Corporation’s stockholders held shares of Common Stock, Series A preferred stock, Series B preferred stock, and Series C preferred stock of CyberSource in equal number and ownership proportion and with the same rights as the stockholder had as a Beyond.com Corporation stockholder. On the date of the spin-off, Beyond.com Corporation employees were granted stock options in CyberSource based on the extent to which the employees’ original options in Beyond.com Corporation were vested. Immediately following the spin-off, the Company’s employees maintained their outstanding vested stock options in Beyond.com Corporation and were granted additional stock options in CyberSource to the extent of their original options. The exercise prices of the original and additional option grants were adjusted to reflect the allocation of the fair market price per share between Beyond.com Corporation and the Company’s Common Stock, respectively, at the time of the spin-off.

The Company has entered into agreements with Beyond.com Corporation for the purpose of defining the ongoing relationship between the two companies. Because four out of five of the Company’s directors were also directors of Beyond.com Corporation at the time these agreements were negotiated and members of the Company’s management team were formerly a part of the management team of Beyond.com Corporation, these agreements were not necessarily the result of arm’s length negotiations. However, the Company believes the terms of these agreements were no less favorable to it than could have been negotiated with a non-affiliated party. The Company qualifies the following description of these agreements in their entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form S-1 which the Company filed with the Securities and Exchange Commission on April 30, 1999, as subsequently amended, and the registration statement on Form S-1 which the Company filed with the Securities and Exchange Commission on October 19, 1999, as subsequently amended.

Under the Company’s Conveyance Agreement dated December 31, 1997, the Company received from Beyond.com Corporation:

•	technology (including rights to all patent applications, trademarks and other of the Company’s intellectual property rights);

•	contracts and licenses with third parties; and

•	tangible assets in connection with credit card processing, fraud screening, export control, territory management and electronic fulfillment services.

In addition, the Company received employees engaged in the Internet commerce services business from Beyond.com Corporation. The Company believes that the Company obtained all property from Beyond.com Corporation necessary to operate the Company’s business at that time. The Company does not share any property with Beyond.com Corporation except for utility tools and improvements to the licensed technology as described below.

In connection with this transfer, the Company entered into an Inter-Company Cross-License Agreement with Beyond.com Corporation in April 1998, which was amended in May 1998, pursuant to which Beyond.com Corporation granted the Company a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to (1) internally use technology related to electronic software distribution, and (2) use and sublicense its then existing customer database in connection with fraud detection and verification. Under this agreement, the Company granted Beyond.com Corporation a worldwide, perpetual, irrevocable, royalty-free license to internally use the Company’s SmartCert technology and improvements thereto. The Company also granted Beyond.com

Corporation the right to modify this technology for purposes of merging the technology into its Cache Manager technology (either alone or in combination with other software) for subsequent sublicense to enterprises and governmental agencies. However, the Cross-License Agreement limits the ability of Beyond.com Corporation to use the Company’s technology to compete with the Company. The Cross-License Agreement further provides that the parties shall have joint ownership of utility tools developed jointly prior to the date of the Cross-License Agreement, and any improvements to the licensed technology to the extent jointly developed after the date of the Cross-License Agreement. The Cross-License Agreement also allocates between the Company and Beyond.com Corporation the ownership of the other inventions each party made on or before June 30, 1998. Each party has agreed to indemnify the other against any third party claims regarding the licensee’s use of licensed technology that results in a claim against the licensor, except to the extent that the claim is based upon a claim that the licensed technology infringes upon any third party’s intellectual property rights.

The Company also entered into an Internet Commerce Services Agreement with Beyond.com Corporation, pursuant to which the Company agreed to provide services including credit card processing, fraud screening, export control, territory management and electronic fulfillment. Pursuant to the terms of this agreement, Beyond.com Corporation agreed to indemnify the Company for an amount not to exceed $100,000 against any claim based upon an allegation that the software the Company distributed infringes upon any third party’s intellectual property rights. The Company agreed to indemnify Beyond.com Corporation for an amount not to exceed $100,000 against any claim based upon an allegation that the Company’s services, or the use of any software the Company provided in connection with the Company’s services, infringes any third party’s intellectual property rights. This agreement was superseded by the CyberSource Internet Commerce Services Agreement entered into by the Company with Beyond.com Corporation effective as of May 1999 pursuant to which the Company agreed to provide similar services. Under the 1999 agreement, the Company and Beyond.com Corporation agreed to indemnify each other against any claim based upon an allegation that any services or products of the indemnifying party infringe upon any third party’s intellectual property rights. The initial term of the 1999 agreement expired on May 1, 2000, and the term of the 1999 agreement automatically renews for additional one-year terms until the 1999 agreement is terminated by either party. The 1999 agreement was superceded by the CyberSource Solutions Reseller Agreement entered into by the Company with Beyond.com Corporation effective as of May 1, 2000 pursuant to which the Company agreed to provide similar services to Beyond.com as well as certain customers of Beyond.com on whose behalf Beyond.com is obtaining services from the Company. Under the 2000 agreement, neither company has any indemnification obligations. The initial term of the 2000 agreement expired on May 1, 2001, and the term of the 2000 agreement automatically renews for additional one-year terms until the 2000 agreement is terminated by either party. During 1999, 2000 and 2001, the Company recorded approximately $1,700,000, $1,665,000, and $593,000 respectively, of revenues related to services provided under these agreements.

The Company also entered into a CyberSource Professional Services Agreement with Beyond.com Corporation, effective September 24, 1999, pursuant to which the Company agreed to provide ongoing consultation services, including configuration of Beyond.com’s use of the Company’s fraud screening service. Pursuant to the terms of the agreement, the Company agreed to indemnify Beyond.com Corporation against any claim based upon an allegation that any result of consulting services provided by CyberSource infringe upon any third party’s intellectual property rights. Pursuant to the terms of the agreement, Beyond.com Corporation agreed to indemnify CyberSource against any claim based upon an allegation that any materials made available by Beyond.com Corporation to CyberSource to facilitate CyberSource-provided consulting services infringe upon any third party’s intellectual property rights. The initial term of the agreement expired on September 24, 2000 and the agreement automatically renews for additional one-year terms until the agreement is terminated by either party. During 1999, 2000, and 2001 the Company recorded approximately $0, $15,000, and $0 respectively, of revenues related to these services.

On January 24, 2002, Beyond.com Corporation filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Beyond.com Corporation has announced its expectation that the Chapter 11 filing will enable Beyond.com Corporation to maintain operation of its business while it attempts to sell its remaining assets. On March 31, 2002, Digital River acquired Beyond.com Corporation’s assets related to the eStore business. Beyond.com Corporation has announced its expectation that the purchase price payable for its assets (including the sale of its eStores business to Digital River) will be insufficient to cover all of Beyond.com Corporation’s liabilities.

Option Grants and Agreements with Executive Officers and Directors

The Company granted to the following executive officers and directors options to purchase shares of the Company’s Common Stock on the date, for the number of shares, with an exercise price as indicated opposite each person’s name:

Name	Option Date	Securities Underlying Options	Option Price
William S. McKiernan	—	—		—
David D. Daetz	04/09/2001	50,000		$1.125
Robert J. Ford	04/09/2001	75,000		$1.125
Michael Hall	07/18/2001	200,000		$1.600
Gregory W. Madsen	04/09/2001	75,000		$1.125
Steven D. Pellizzer	01/04/2001 04/09/2001	1,000 10,000	$ $	1.625 1.125
Ken Harris	08/28/2001	25,000		$1.150
Scott Loftesness	08/28/2001	25,000		$1.150
John J. McDonnell, Jr.	01/01/2001 02/06/2001	5,000 5,000	$ $	2.375 3.8125
Steven P. Novak	01/01/2001 02/06/2001	5,000 5,000	$ $	2.375 3.8125
Richard Scudellari	01/01/2001 02/06/2001	5,000 5,000	$ $	2.375 3.8125
Kenneth R. Thornton	04/16/2001	25,000		$1.390

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report, Report of the Audit Committee and the Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has responsibility for reviewing and developing compensation policies applicable to the Company’s executive officers and directors, making recommendations to the Board of Directors regarding all forms of compensation to executive officers and directors, and administering the Company’s 1998 and 1999 Stock Option Plans and the 1999 Non-Qualified Stock Option Plan (collectively, the “Plans”), under which option grants may be made to executive officers, directors and other key employees.

Executive Compensation Philosophy

The Compensation Committee believes that the primary goal of the Company’s executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to the Company’s long-term success, by rewarding the achievement of the Company’s short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Plans and by recognizing individual contributions to Company performance. The Committee evaluates the performance of the Company and compares it to other companies of similar size engaged in activities similar to those of the Company. The compensation of the Company’s Named Executive Officers in 2001 consisted of base salaries, bonuses and stock options.

The Compensation Committee reviews the available competitive data, evaluates the particular needs of the Company, and evaluates each executive’s performance to arrive at a decision regarding compensation programs. From time to time, the Compensation Committee retains independent executive compensation experts in connection with executive compensation matters.

2001 Executive Compensation

For services performed in 2001, executive compensation consisted of base salary, bonuses and grants of stock options under the Plans. The stock options vest over time.

Base Salary and Bonuses.    Base salaries and bonuses for the Company’s executive officers (other than the Chief Executive Officer) are determined primarily on the basis of the executive officer’s responsibility, qualification and experience, as well as the general salary practices of peer companies among which the Company competes for executive talent. The Committee reviews the base salaries of these executive officers at least annually in accordance with certain criteria determined primarily on the basis of certain factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance. Bonuses may be based on a combination of the individual executive’s performance and the Company’s performance.

Long-Term Incentive Compensation Awards.    The Plans provide for grants to key executives and employees of the Company of (i) shares of Common Stock of the Company, (ii) options or stock appreciation rights (“SARs”) or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. The Compensation Committee may make grants under the Plans based on a number of factors, including (a) the executive officer’s position in the Company, (b) his performance and responsibilities, (c) the extent to which he or she already holds an equity stake in the Company, and (d) contributions and anticipated contributions to the success of the Company’s financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of the Company’s stock, tax consequences of the grant to the individual and the Company, accounting impact, and the number of shares available for issuance. However, the Plans do not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the compensation consultants with respect to long-term incentives and other compensation awards.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company’s 1999 Stock Option Plan are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

Chief Executive Officer Compensation

The Chief Executive Officer’s base salary and bonus is determined primarily based on an analysis of the Company’s and the Chief Executive Officer’s performance and achievements, and a review of the compensation paid to the chief executive officers of peer companies. The establishment of the Chief Executive Officer’s salary and bonus was not based on specific quantitative performance goals and achievements, but rather on the overall performance of the Company and Chief Executive Officer as determined by the Committee.

Due to the Chief Executive Officer’s significant equity interest in the Company, the Chief Executive Officer has in the past (including 2001) not been awarded stock options or other equity awards.

CO	MPENSATION COMMITTEE OF
TH	E BOARD OF DIRECTORS

Joh	n J. McDonnell, Jr.
Ste	ven P. Novak
Ric	hard Scudellari

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors of the Company, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year 2001, the Audit Committee met four times and discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, controller and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement relating to relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed with the independent auditors all matters required to be discussed as described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ.

AU	DIT COMMITTEE OF
TH	E BOARD OF DIRECTORS

Ke	n Harris
Joh	n J. McDonnell, Jr.
Ste	ven P. Novak
Ric	hard Scudellari
Ke	nneth R. Thornton

Performance Graph

The following line graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company’s Common Stock since June 24, 1999 with (ii) cumulative total stockholder return on (a) the Nasdaq Stock Market—U.S. Index and (b) the JP Morgan H & Q Internet 100. The comparison assumes an investment of $100 on June 24, 1999, and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

	6/24/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01
CYBERSOURCE CORPORATION	100.00	134.09	503.41	470.45	338.64	125.57	102.85	21.59	15.91	14.73	10.18	16.00
NASDAQ STOCK MARKET (U.S.)	100.00	105.43	108.05	159.71	179.30	155.90	143.46	96.06	71.71	84.51	58.64	76.22
JP MORGAN H & Q INTERNET 100	100.00	110.13	113.21	219.15	228.90	169.81	163.36	84.32	52.13	65.67	38.14	54.26

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of Common Stock as of March 18, 2002 as to (a) each director and nominee, (b) each named executive officer, (c) all directors and officers as a group, and (d) for each person known by the Company, as of December 31, 2001, to beneficially own more than 5% of the outstanding shares of its Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 18, 2002 are deemed outstanding. Percentage of beneficial ownership is based upon 32,951,251 shares of Common Stock outstanding as of March 18, 2002. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite the person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o CyberSource Corporation, 1295 Charleston Road, Mountain View, California 94043.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
William S. McKiernan(1)	4,555,350	13.82%
Dimensional Fund Advisors, Inc.(2)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	1,716,400	5.21%
John J. McDonnell, Jr.(3)	1,257,003	3.76%
Robert J. Ford(4)	191,726	*
Gregory W. Madsen(5)	156,936	*
David D. Daetz(6)	150,525	*
Steven P. Novak(7)	101,000	*
Richard Scudellari(8)	50,500	*
Scott Loftesness(9)	37,000	*
Ken Harris(10)	35,000	*
Kenneth R. Thornton(11)	35,000	*
James R. Buckley	0
All executive officers and directors as a group (13 persons)(12)	6,597,126	19.31%

*	Less than 1% of the outstanding Common Stock.

(1)
Includes (1) 188,192 shares of Common Stock held by members of Mr. McKiernan’s immediate family and (2) options to purchase 16,666 shares of Common Stock exercisable within 60 days of March 18, 2002. Mr. McKiernan disclaims beneficial ownership of the shares held by his immediate family.

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2002, Dimensional Fund Advisors, Inc., a Delaware corporation, has sole voting and dispositive power with respect to 1,716,400 shares of the Company’s Common Stock as of December 31, 2001.

(3)
Includes (1) 329,274 shares held by various partnerships of which Mr. McDonnell is general partner and (2) options to purchase 512,750 shares of Common Stock exercisable within 60 days of March 18, 2002. Mr. McDonnell disclaims beneficial ownership of the shares held by the partnerships except to the extent of his pecuniary interest therein.

(4)	Includes options to purchase 190,726 shares of Common Stock exercisable within 60 days of March 18, 2002.

(5)	Includes options to purchase 155,936 shares of Common Stock exercisable within 60 days of March 18, 2002.

(6)	Includes options to purchase 148,853 shares of Common Stock exercisable within 60 days of March 18, 2002.

(7)
Includes (1) 11,000 shares of Common Stock held by members of Mr. Novak’s immediate family and (2) options to purchase 25,000 shares of Common Stock exercisable within 60 days of March 18, 2002. Mr. Novak disclaims beneficial ownership of the shares held by his immediate family.

(8)	Includes options to purchase 35,000 shares of Common Stock exercisable within 60 days of March 18, 2002.

(9)	Includes options to purchase 35,000 shares of Common Stock exercisable within 60 days of March 18, 2002.

(10)	Includes options to purchase 35,000 shares of Common Stock exercisable within 60 days of March 18, 2002.

(11)	Includes options to purchase 35,000 shares of Common Stock exercisable within 60 days of March 18, 2002.

(12)	Includes (1) 528,466 shares of Common Stock held indirectly, see footnotes 1, 3 and 7 and (2) options to purchase 1,214,909 shares of Common Stock exercisable within 60 days of March 18, 2002.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during fiscal 2001 all Reporting Persons complied with all applicable filing requirements, except as follows: Mr. Thornton filed one late Form 3 and Mr. Madsen filed one late Form 5.

Other Matters.    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By	Order of the Board of Directors,

Ric	hard Scudellari
Secretary

Dated: April 12, 2002

ANNUAL MEETING OF STOCKHOLDERS OF

CYBERSOURCE CORPORATION

May 9, 2002

Co. #	Acct. #

PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY INTERNET
Please access the web page at “www.voteproxy.com” and follow the on-screen instructions.
Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS è

A    ☒    Please mark your
                votes as in this
                example

(1)    Election of Directors

☐ FOR	☐ WITHHOLD	Nominees:	William S. McKiernan Ken Harris Scott Loftesness John J. McDonnell, Jr. Steven P. Novak Richard Scudellari Kennetth R. Thornton

INSTRUCTIONS:    To withhold authority to vote for an individual nominee, strike a line through the nominee’s name in the list at the right.

(2)	Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2002.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Stockholder’s Signature:	Print Name:	Dated:

NOTE:
When signing as attorney, personal representative, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If owned jointly, at least one joint owner must sign. If by a corporation please sign in full corporate name by president or other authorized officer. If by a partnership please sign by an authorized person.

1

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
CYBERSOURCE CORPORATION

May 9, 2002
A  ☒  Please mark your
votes as in this
example

(1)  Election of Directors

☐ FOR	☐ WITHHOLD	Nominees:	William S. McKiernan Ken Harris Scott Loftesness John J. McDonnell, Jr. Steven P. Novak Richard Scudellari Kennetth R. Thornton

INSTRUCTIONS:    To withhold authority to vote for an individual nominee, strike a line through the nominee’s name in the list at the right.

(2)	Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2002.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Stockholder’s Signature:	Print Name:	Dated:

NOTE:
When signing as attorney, personal representative, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If owned jointly, at lease one joint owner must sign. If by a corporation please sign in full corporate name by president or other authorized officer. If by a partnership please sign by an authorized person.

2